Exhibit 99.1

Monarch Financial Holdings Declares

Quarterly Cash Dividend on Common Stock

CHESAPEAKE, VIRGINIA (January 27, 2012) – Monarch Financial Holdings, Inc. (NASDAQ: MNRK), the holding company for Monarch Bank, announced that its Board of Directors on January 25, 2012 declared a regular quarterly cash dividend of $0.04 per share on its common stock. The dividend is payable on February 28, 2012 to shareholders of record on February 10, 2012. The amount and declaration of future cash dividends are subject to Board of Director’s approval in addition to regulatory restrictions.

“While we started paying cash dividends on our common stock only two years ago, this is the first time we have declared a quarterly dividend. In the past we paid cash dividends semi-annually. Our goal, of course depending on our profitability and capital strength, is to begin paying these cash dividends on a quarterly basis going forward.” stated Brad E. Schwartz, Chief Executive Officer. “This $0.04 per share quarterly dividend is in line with the previous year’s semi-annual cash dividend of $0.08 per share.”

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with nine banking offices in Chesapeake, Virginia Beach, and Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have twenty-three offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). Shares of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK” and “MNRKP”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	January 27, 2012